UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

9135 South Ridgeline Blvd., Ste. 200 Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

(303) 734-1727

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2012, the Board of Directors (the “Board”) of ADA-ES, Inc. (the “Company”), approved an increase by one in the size of the Board from nine to ten directors and appointed Alan Bradley Gabbard as a director of the Company to fill such vacancy and as a member of the Audit and Compensation Committees of the Board. Mr. Gabbard’s term will run until the next annual meeting of our shareholders at which directors are elected. Mr. Gabbard has not served in any capacity for the Company prior to this appointment and there are no arrangements or understandings between him and any other person pursuant to which he was selected to serve as a director.

Mr. Gabbard, age 57, has 35 years of experience in the management and operations of oil and gas and energy companies and a background in financial accounting. The Company concluded Mr. Gabbard should serve as a director of the Company based on the Board’s determination that he qualifies as an “independent director” as such term is defined for purposes of the federal securities laws and the Nasdaq Stock Market, has the ability to read and understand fundamental financial statements, meets the financial sophistication standard required by the Nasdaq Stock Market and is an “audit committee financial expert” as defined for purposes of the federal securities laws.

Mr. Gabbard is currently the Chief Financial Officer (“CFO”) and a director of Recovery Energy, Inc. (Nasdaq: RECV); he was appointed as CFO in July 2011 and as a director in August 2012. Recovery Energy is not a parent, subsidiary or other affiliate of the Company. Prior to Recovery Energy, Mr. Gabbard served as an officer of Applied Natural Gas Fuels, Inc., serving from September 2009 to May 2010 as Vice President-Special Projects and from May 2010 through June 2011 as its CFO. From April 2007 through September 2009, he co-owned and managed MG Advisors, LLC with the Company’s current Chairman of the Board, Mr. W. Phillip Marcum, providing management and financial consulting services to companies involved in oil and gas and energy related businesses. From 1991 to April 2007, Mr. Gabbard co-founded and served as CFO, Executive Vice President and a director of PowerSecure International, Inc. (Nasdaq: POWR; f/k/a Metretek Technologies, Inc.), an energy service company and developer of energy efficient solutions for utilities and their commercial, institutional, and industrial customers. He received a bachelor of accountancy degree from the University of Oklahoma in 1977 and is a CPA.

No transactions between the Company and Mr. Gabbard have occurred or are contemplated that would require disclosure pursuant to Regulation S-K, Item 404(a). Mr. Gabbard does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Mr. Gabbard is entitled to standard compensation for service as a non-management director, which includes $95,000 a year, payable as a combination of cash (up to a maximum of $47,500) and/or common stock (valued at fair market value as of the day of grant), plus standard committee membership fees. Mr. Gabbard was also granted an option to purchase 5,000 shares of the Company’s common stock under the Company’s 2005 Directors’ Compensation Plan, which is exercisable at $19.54 per share and will vest evenly over a three year period, with one third of the option vesting at the end of each year of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2012	ADA-ES, INC. Registrant

	By:	/s/ Mark H. McKinnies
Name: Mark H. McKinnies Title: Senior Vice President and Chief Financial Officer